Exhibit 6.11

PROMISSORY NOTE AND SECURITY AGREEMENT

This Promissory Note and Security Agreement (the “Agreement”), dated as of this 5th day of December 2014, is made by and between Elio Motors, Inc., an Arizona corporation (“Elio”), with an address at 1855 E. Southern Ave., Suite 204, Mesa, Arizona 85204 and IAV Automotive Engineering Inc. a Michigan corporation (“IAV”), with an address at 15620 Technology Drive, Northville, MI 48168, herein referred to as a Party or collectively as the Parties.

NOW, THEREFORE, IAV and Elio, intending to be legally bound, hereby agree as follows:

1.      Definitions.

a)	"Collateral" shall mean all property in which a security interest is granted hereunder and described in Exhibit A.

b)
"Obligations" shall mean all debts, liabilities, obligations, covenants and duties owing by Elio to IAV of any kind or nature, present or future, whether or not evidenced by this Note or any other note, guaranty or other instrument, whether arising under this Agreement, other contracts with IAV or under any other agreement or by operation of law, whether or not for the payment of money, arising by a separate agreement, or in any other manner. The term includes, but is not limited to, all principal, interest, fees, charges, expenses, reasonable attorneys' fees, and any other sum chargeable under this Agreement or any other agreement between IAV and Elio.

c)	"Proceeds" shall have the meaning provided in the UCC.

2.      Promissory Note. FOR VALUE RECEIVED, Elio, hereby promises to pay to IAV, or its permitted assigns, pursuant to this Promissory Note (the "Note") the principal sum of ONE MILLION SIX HUNDRED THOUSAND U.S. DOLLARS AND NO CENTS ($1,600,000.00) (the "Principal Amount"), or such lesser amount as the Parties shall agree to in a writing signed by both parties.  The unpaid Principal Amount shall bear interest at a rate equal to the short term applicable federal rate for the most recently available month, as published by the Internal Revenue Service, adjusting on the 15th day of each calendar month.  Interest shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by 360.

3.      Payment at Maturity. The unpaid Principal Amount and interest thereon shall be due and payable on December 31, 2015 (the "Maturity Date") at the principal offices of IAV in lawful money of the United States.

4.      The Security. This Note is secured by, and Elio hereby grants to IAV, a valid, continuing security interest in all presently existing and hereafter acquired Collateral in order to secure prompt, full and complete payment of any and all Obligations, including, without limitation, each of its Obligations and duties under this Note and other contracts existing between Elio and IAV.

5.      Elio’s Representations and Warranties.

a)
Transactions Involving Collateral. Elio shall not pledge, mortgage, encumber, grant any other third party a security interest or otherwise permit the Collateral to be subject to any lien, security interest, encumbrance, or charge, other than the security interest provided for in this Agreement, without the prior written consent of IAV. This includes security interests even if junior in right to the security interests granted under this Agreement. All proceeds from any disposition or sale of the Collateral (for whatever reason) shall be held in trust for IAV and shall not be commingled with any other funds. Upon receipt, Elio shall immediately deliver any such proceeds held in trust to IAV.

Promissory Note and Security Agreement
December 5, 2014

b)
Title. Elio represents and warrants to IAV that Elio holds good and marketable title to the Collateral, free and clear of all liens and encumbrances except for the lien of this Agreement and priority liens provided to Revitalizing Auto Communities Environmental Response Trust and Gemcap Lending I LLC which was assigned to CH Capital Lending LLC. No financing statement covering any of the Collateral is on file in any public office other than those which reflect the security interest created by this Agreement or to which IAV has specifically consented. Elio shall defend IAV’s rights in the Collateral against the claims and demands of all other persons.

c)
Repairs and Maintenance. Elio agrees to keep and maintain, and to cause others to keep and maintain, the Collateral in good order, repair and condition at all times while this Agreement remains in effect. Elio further agrees to pay when due all claims for work done on, or services rendered or material furnished in connection with the Collateral so that no lien or encumbrance may ever attach to or be filed against the Collateral.

d)
Authorization. The execution and performance of this Agreement has been duly authorized by all necessary action and does not and will not: (a) require any consent or approval of the stockholders, shareholder, or members of Elio, or the consent of any governmental entity which has not been obtained; or (b) violate any provision of any indenture, contract, agreement or instrument to which Elio is a party or by which it is bound.

6.      Promissory Note Default. Elio shall be in default under the terms this Agreement upon the occurrence of any of the following events or conditions:

a)	default in the payment or performance of any of the Obligations or of any covenants or liabilities contained or referred to herein or in any of the Obligations on or before the Maturity Date;

b)	any warranty, representation or statement made or furnished to IAV by or on behalf of Elio proving to have been false in any material respect when made or furnished;

c)
loss, theft, substantial damage, destruction, sale or encumbrance to or any of the Collateral, or the making of any levy, seizure or attachment thereof or thereon, unless specifically authorized herein;

d)
dissolution, termination of existence, filing by Elio or by any third party against Elio of any petition under any Federal bankruptcy statute, insolvency, business failure, appointment of a receiver of any part of the property of, or assignment for the benefit of creditors by, Debtor; or

e)	the occurrence of an event of default under this Agreement, or any other contract or agreement, between Elio and/or IAV and any other secured party of Elio.

Promissory Note and Security Agreement
December 5, 2014

f)
the re-location, movement, or transfer of any piece of the equipment away from the Shreveport Assembly Plant without notifying IAV of the re-location, movement or transfer, except for the sale of surplus equipment which is currently taking place.

7.      Remedy after Default. Upon default and at any time thereafter, IAV may declare all Obligations, and, in the case of a default under Section 6(d), the Obligations shall automatically become, immediately due and payable and shall have the remedies of a secured party under the Uniform Commercial Code of Michigan, including without limitation the right to take immediate and exclusive possession of the Collateral or the Proceeds thereof, or any part thereof, and for that purpose may, so far as Elio can give authority therefor, with or without judicial process, enter (if this can be done without breach of the peace), upon any premises on which the Collateral, or the Proceeds thereof may be situated and remove the same therefrom (provided that if the Collateral is affixed to real estate, such removal shall be subject to the conditions stated in the Uniform Commercial Code of Michigan); and IAV shall be entitled to hold, maintain, preserve and prepare the Collateral for sale, until disposed of, or may propose to retain the Collateral subject to Elio's right of redemption in satisfaction of the Elio’s Obligations as provided in the Uniform Commercial Code of Michigan. IAV without removal may render the Collateral unusable and dispose of the Collateral on the Elio's premises. IAV may require Elio to assemble the Collateral and make it available to IAV for possession at a place to be designated by IAV which is reasonably convenient to both parties. The net proceeds realized upon any sale or disposition, after deduction for the expenses of retaking, holding, preparing for sale or lease, selling, leasing and the like and the reasonable attorney's fees and legal expenses incurred by IAV, shall be applied in satisfaction of the Obligations secured hereby. The remedies of IAV hereunder are cumulative and the exercise of any one or more of the remedies provided for herein or under the Uniform Commercial Code of Michigan shall not be construed as a waiver of any of the other remedies of the IAV so long as any part of the Elio's Obligation remains unsatisfied.

8.      Financing Statements. Elio authorizes IAV to file a UCC financing statement, or alternatively, a copy of this Agreement to perfect IAV's security interest. At IAV's request, Elio additionally agrees to sign all other documents that are necessary to perfect, protect, and continue IAV's security interest in the Collateral. Elio will pay all filing fees, title transfer fees, and other fees and costs involved unless prohibited by law or unless IAV is required by law to pay such fees and costs. Elio irrevocably appoints IAV to execute documents necessary to transfer title if there is a default under this Agreement. IAV may file a copy of this Agreement as a financing statement. If Elio changes Elio's name or address, or the name or address of any person granting a security interest under this Agreement changes, Elio will promptly notify the IAV of such change.

9.      Early Discharge. Upon full and indefeasible payment of the outstanding Principal Amount and all interest thereon, this Note and Security Agreement shall be fully discharged, cancelled and surrendered to Elio.

10.    Default Rate of Interest. Upon the occurrence of a Default, Elio promises to pay interest on the outstanding Principal Amount of this Note at a simple rate of interest equal to fifteen percent (15%) per annum or, if lower, the highest rate permitted by applicable law ("Default Rate").

11.    Forbearance. Any forbearance of IAV in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by IAV of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the IAV's right to require prompt payment when due of all other sums payable hereunder and shall not affect IAV’s security interest in the Collateral.

Promissory Note and Security Agreement
December 5, 2014

12.    Insurance. Elio shall procure and maintain all risks insurance, including without limitation fire, theft and liability coverage together with such other insurance as IAV may require with respect to the Collateral, in form, amounts, coverages and basis reasonably acceptable to IAV and issued by a company or companies reasonably acceptable to IAV. Elio, upon request of IAV, will deliver to IAV from time to time the policies or certificates of insurance in form satisfactory to IAV, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to IAV and not including any disclaimer of the insurer's liability for failure to give such a notice. Each insurance policy also shall include an endorsement providing that coverage in favor of IAV will not be impaired in any way by any act, omission or default of Elio or any other person. In connection with all policies covering assets in which IAV holds or is offered a security interest, Elio will provide IAV with such loss payable or other endorsements as IAV may require. If Elio at any time fails to obtain or maintain any insurance as required under this Agreement, IAV may (but shall not be obligated to) obtain such insurance as IAV deems appropriate.

13.    Attorneys' Fees; Expenses. Elio agrees to pay upon demand all of IAV's costs and expenses, including IAV's reasonable attorneys' fees and IAV's legal expenses, incurred in the event of Elio’s default and in connection with the enforcement of this Agreement. IAV may hire or pay someone else to help enforce this Agreement, and Elio shall pay the costs and expenses of such enforcement. Costs and expenses include IAV's reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Elio also shall pay all court costs and such additional fees as may be directed by the court.

14.    Law and Venue. This Agreement and all disputes between the Parties shall be governed by and interpreted in accordance with the internal laws of the State of Michigan, without reference to Michigan's conflict of laws principles. For all litigation of disputes or controversies which may arise between the Parties, the Parties consent to the exclusive jurisdiction of the courts of the State of Michigan and the United States district courts sitting in the State of Michigan, and agree that any and all such disputes and controversies shall be determined exclusively by one of such courts.

15.    Severability Provisions. If any one or more provisions of this Agreement are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain in full force and effect.

16.    Cross-Collateralization. In addition to the Note, this Agreement secures all Obligations, debts and liabilities, plus interest thereon, of Elio to IAV, or any one or more of them, as well as all claims by IAV against Elio or any one or more of them, whether now existing or hereafter arising, whether related or unrelated to the purpose of the Note, whether voluntary or otherwise, whether due or not due, direct or indirect, determined or undetermined, absolute or contingent, liquidated or unliquidated, whether recovery upon such amounts may be or hereafter may become barred by any statute of limitations, and whether the obligation to repay such amounts may be or hereafter may become otherwise unenforceable.

17.    Execution. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same agreement. This Agreement may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

Promissory Note and Security Agreement
December 5, 2014

18.    Headings.  The headings in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning of the provisions.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

	IAV Automotive Engineering Inc.		Elio Motors, Inc.
By:	/s/A. C. Middlemass	By:	/s/Paul Elio
	(signature)		(signature)
	A. C. Middlemass		PAUl Elio
	(handwritten or typed name)		(handwritten or typed name)
Title	V.P. BUS. DEVT.	Title	CEO
	(authorized representative)		(authorized representative)
Dated:	12-05-2014	Dated:	12-5-2015

Promissory Note and Security Agreement
December 5, 2014

Exhibit A

Description of Collateral

The Collateral shall mean and include all right, title, interest, claims and demands of Elio in and to all of the following:

a) Each and every item of goods, equipment, fixtures or personal property located at Elio’s Shreveport Assembly Plant, whether now owned or hereafter acquired,  together with all substitutions, renewals or replacements of and additions, improvements, accessions, replacement parts and accumulations to any and all of such goods, equipment, fixtures or personal property, including, without limitation, the equipment specifically listed on Schedule 1 attached hereto (collectively, the "Equipment"), together with all proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments, and all proceeds from sales, renewals, releases or other dispositions thereof.

Promissory Note and Security Agreement
December 5, 2014